Exhibit 99.1

April 26, 2011
For Immediate Release Eric Loughmiller Executive Vice President and Chief Financial Officer eric.loughmiller@karauctionservices.com 317-249-4254

KAR Auction Services, Inc. Announces its Intention to Refinance a Portion of

Existing Indebtedness

Carmel, IN, April 26, 2011- KAR Auction Services, Inc. (NYSE:KAR) announced today that it intends to refinance a portion of its existing indebtedness. The purpose of the planned refinancing is to extend the maturities of its existing debt and provide greater flexibility to prepay debt by taking advantage of current market conditions. The company intends to complete the planned refinancing only if these purposes can be achieved.

KAR intends to refinance existing debt with a new $1.5 billion Senior Secured Term Loan B and $250 million Senior Secured Revolving Credit Facility. KAR will also utilize a portion of its cash on hand for the refinancing. The refinancing is expected to be leverage neutral, excluding fees and expenses of the refinancing transactions. The proceeds of the refinancing will be used to refinance the existing Senior Secured Revolving Credit Facility and Term Loan B, 10% Senior Subordinated Notes due 2015 and a portion of the 8  3/4% Senior Notes due 2014. The company’s Floating Rate Senior Notes due 2014 will remain outstanding. The terms of the contemplated transactions are not yet final.

KAR intends to conduct a conference call with current and potential new lenders on Thursday, April 28, 2011 to discuss the proposed refinancing.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and which are subject to certain risks, trends and uncertainties. In particular, statements made that are not historical facts (including, but not limited to, expectations regarding the refinancing) may be forward-looking statements. Words such as “should,” “may,” “will,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “contemplates” and similar expressions identify forward-looking statements. Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results projected, expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company’s Securities and Exchange

Commission filings. No assurance can be given that the refinancing will be consummated. Consummation of the refinancing is subject to numerous conditions and factors, many of which are beyond the Company’s control, including conditions prevailing in the capital markets, and economic, political and market factors. The Company does not undertake any obligation to update any forward-looking statements.

About KAR Auction Services, Inc.

KAR Auction Services, Inc. (NYSE: KAR) is the holding company for ADESA, Inc., a leading provider of wholesale used vehicle auctions whose operations span North America with 70 used vehicle sites, Insurance Auto Auctions, Inc., a leading salvage auto auction company whose operations span North America with 159 sites and Automotive Finance Corporation, a leading provider of floorplan financing to independent and franchised used vehicle dealers with 88 sites across North America. For further information on KAR Auction Services, Inc., ADESA, Inc., Insurance Auto Auctions, Inc. or Automotive Finance Corporation, visit the company’s Web site at www.karauctionservices.com.

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